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                                                                      EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                                                                 August 18, 2000

Dear Sir/Madam:


         We have read Item 5(b) included in the July 2, 2000 10-QSB of Phoenix Medical Technology, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


                                                      Very truly yours,


                                                      ARTHUR ANDERSEN LLP

                                                      /s/ Arthur Andersen LLP


HBD

Copy to:
Mr. Edward W. Gallaher, Sr., Phoenix Medical Technology, Inc.